Exhibit 99.1

Investor Contact Stephen Pettibone 203-351-3500

One StarPoint

Stamford, CT 06902

United States

STARWOOD TO REDEEM ITS 7.875% SENIOR NOTES DUE 2014

STAMFORD, Conn. (December 14, 2012) – Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it is exercising its option to redeem all of its outstanding 7.875% Senior Notes due 2014 (CUSIP No. 85590AAM6) (the “Notes”), of which an aggregate principal amount of approximately $179 million is currently outstanding.

The redemption date will be December 24, 2012. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes discounted to the date of redemption, on a semi-annual basis, at a rate equal to the sum of the applicable Treasury Rate (as defined in the Notes) plus 50 basis points. Accrued interest will be paid to, but excluding, the date of redemption. The Treasury Rate will be calculated on the third business day preceding the date of redemption.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 1,128 properties in nearly 100 countries and approximately 154,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, Aloft® and ElementSM. Starwood boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG), allowing members to earn and redeem points for room stays, room upgrades and flights, with no blackout dates. Starwood also owns Starwood Vacation Ownership, Inc., a premier provider of world-class vacation experiences through villa-style resorts and privileged access to Starwood brands. For more information, please visit www.starwoodhotels.com.

Forward Looking Statements

This communication contains forward-looking statements relating to the redemption of the Notes, as well as Starwood’s ability to implement its strategic and business initiatives. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Additional risks and factors are identified in Starwood’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2011, which is available on the SEC’s website at http://www.sec.gov. Starwood undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.